Exhibit (d)(4)

EQUITY COMMITMENT LETTER

July 24, 2017

To:  MH Sub I, LLC

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MH Sub I, LLC, (“Parent”), Diagnosis Merger Sub, Inc. (“Purchaser”) and WebMD Health Corp. (the “Company”).  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

Subject to the conditions set forth herein, the undersigned (the “Investor”) hereby agrees that, at the Closing, it will contribute or cause to be contributed to Parent (directly or indirectly through one or more parent companies of Parent or otherwise) an aggregate amount in cash equal to $1,100,000,000 (such amount, the “Equity Commitment”), which amount shall be used by Parent, together with the proceeds of the Debt Financing, for the purpose of enabling (a) Parent to cause Purchaser to pay for any and all Shares tendered pursuant to the Offer at the Closing, (b) Parent, and the Surviving Corporation, as applicable, to make payments due under Sections 3.08 and 3.11 of the Merger Agreement and (c) the payment of any fees, costs and expenses required to be paid by Parent or Purchaser in connection with the Transactions on the terms and subject to the conditions of the Merger Agreement; provided, that the Investor shall not, under any circumstances, be obligated under this letter agreement to contribute to Parent more than the Equity Commitment.  The Investor’s obligation to fund the Equity Commitment is subject to each of the following: (i) the satisfaction or waiver by Parent of all of the Offer Conditions as of the Expiration Date (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being satisfied at the Acceptance Time), (ii) the contemporaneous acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn pursuant to the Offer and (iii) the substantially concurrent receipt by Parent of the proceeds of the Debt Financing in accordance with the terms thereof. The amount to be funded hereunder will be reduced in the event Parent does not require all of the equity contemplated by the Equity Commitment in order to satisfy its obligations referred to in clauses (a), (b) and (c) of this paragraph.

The Investor’s obligation to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (x) the termination of the Merger Agreement in accordance with its terms, (y) the Closing, including satisfaction of Parent and/or Purchaser’s obligations referred to in clauses (a), (b) and (c) of the above paragraph (at which time the obligation hereunder shall be discharged) and (z) the Company or any of its Affiliates asserting any claim, or the commencement by the Company or any of its Affiliates of a lawsuit or other claim, action, suit, investigation or proceeding (whether at law or in equity, in tort, contract or otherwise), under or in respect of, this letter agreement, the Merger Agreement, the guarantee of even date herewith of the Investor (the “Guarantee”) or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith) against any of the Investor Affiliates (as defined below), in each case other than a lawsuit or other claim, action, suit, investigation or proceeding (i) against the Investor to specifically enforce the provisions of this letter agreement solely as described in the fifth paragraph hereof or (ii) against Parent or Purchaser pursuant to Section 10.09 of the Merger Agreement.

The Investor may assign all or a portion of its obligations to fund the Equity Commitment to any affiliate; provided, however, that any such assignment shall not relieve the Investor of its obligations under this letter agreement, including, without limitation, the obligation to fund the Equity Commitment.  Except as set forth in the foregoing sentence, no transfer or assignment of any rights or obligations hereunder, including, without limitation, the obligation to fund the Equity Commitment, shall be permitted without the prior written consent of Investor, Parent and the Company, and the granting of such consent in a given instance shall not constitute a waiver of this requirement as to any subsequent transfer or assignment.  Any purported assignment of any rights or obligations hereunder or the Equity Commitment other than in accordance with this paragraph shall be null and void ab initio.

This letter agreement shall be binding solely on the Investor and inure solely to the benefit of Parent, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Equity Commitment or any other provisions of this letter agreement; provided, however, that, subject to the terms and conditions of the Merger Agreement, including, without limitation, Section 10.09 thereof, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby only for the purpose of seeking specific performance of Parent’s right to cause the Equity Commitment to be funded hereunder (solely to the extent that Parent can enforce the Equity Commitment pursuant to the terms hereof), and for no other purpose (including, without limitation, any claim for monetary damages hereunder).  Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, Parent by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that (a) no Person other than the Investor shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Investor (or any of their successors or permitted assignees), or against any former, current or future general or limited partner, manager, member or direct or indirect holder of any equity interests or securities of the Investor (or their successors or permitted assignees) or any Affiliate thereof, or against any former, current or future director, officer, agent, employee, Affiliate, member, stockholder, assignee, general or limited partner, manager, controlling Person, attorney or representative of any of the foregoing (each, other than the Investor, an “Investor Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise), by or on behalf of Parent against the Investor Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Investor Affiliate under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim based on, in respect of or by reason of the obligations thereunder or by their creation; provided, that, notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith, nothing herein shall limit the rights of the Company against (A) Parent under the Merger Agreement; (B) the Investor under the Guarantee pursuant to the terms and conditions of the Guarantee; (C) the Investor as a third-party beneficiary under this letter agreement pursuant to the terms and conditions of the fifth paragraph of this letter agreement and (D) Kohlberg Kravis Roberts & Co. L.P. under the Confidentiality Agreement.  The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligations of the Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Parent further agrees that neither it nor any of the Investor Affiliates shall have any right of recovery under this letter agreement against the Investor or any of the Investor Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Parent against the Investor or any of the Investor Affiliates, or otherwise, except to the extent provided in this letter agreement and subject to the terms and conditions hereof.  Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Investor or any Investor Affiliate except for claims against the Investor under this letter agreement.

Concurrently with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company the Guarantee related to certain obligations of Parent under the Merger Agreement.  The Company’s remedies against the Investor under the Guarantee shall, and are intended to, be the sole and exclusive remedy available to the Company and its Affiliates against the Investor or any of the Investor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, including in the event Parent breaches its obligations under the Merger Agreement, whether or not any such breach is caused by the Investor’s breach of its obligations under this letter agreement, except for (i) the right of the Company to specifically enforce the provisions of this letter agreement, subject to and in accordance with the terms and conditions set forth herein and in the Merger Agreement, (ii) the rights of the Company under Section 10.09 of the Merger Agreement pursuant to the terms and conditions therein, and (iii) the rights of the Company under the Confidentiality Agreement pursuant to the terms and conditions thereof.

The Investor hereby represents and warrants that:  (a) the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b)  has all necessary power and authority to execute and deliver this letter agreement and to perform its obligations hereunder in accordance with the terms of this letter agreement; (c)  the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized by all necessary action, and no other proceedings on the part of the Investor are necessary to authorize this letter agreement, (d) this letter agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law), (e) the execution and delivery of this letter agreement by the Investor do not, and the performance of this letter agreement by the Investor will not, (i) conflict with or violate the charter, partnership agreement, operating agreement or similar organizational documents of the Investor, (ii) conflict with or violate any Law applicable to the Investor or by which any of its properties or assets is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which the Investor is a party or by which Investor or any of its properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the Investor from performing its obligations under this letter agreement, (f) the execution and delivery of this letter agreement by the Investor do not, and the performance of this letter agreement by the Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (g) the Investor has, and will continue to have, the financial capacity to pay and perform its obligations under this letter agreement, and all funds necessary for the Investor to fulfill its obligations under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect in accordance with the third paragraph hereof.

This letter agreement shall be treated as confidential and is being provided to Parent (and made available to the Company) solely in connection with the Merger Agreement.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement), except with the written consent of the Investor; provided, that the Company may disclose this letter agreement to its officers, directors, advisors and other authorized representatives and the Company may disclose the existence of this letter agreement to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement or in connection with the enforcement of any rights hereunder.

This letter agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of the law of any jurisdiction other than those of the State of Delaware.

The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above named courts.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

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Very truly yours,

KKR NORTH AMERICA FUND XI L.P.

By:	KKR Associates North America XI L.P., its general partner

By:	KKR North America XI Limited, its general partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
Title:

Accepted and Acknowledged as of the date first written above:

MH SUB I, LLC

By:	/s/ Robert N. Brisco
	Name:	Robert N. Brisco
	Title:	Chief Executive Officer